Exhibit 99.1

FOR IMMEDIATE RELEASE

Primus Guaranty Reports Fourth Quarter 2007 Financial Results

Hamilton, Bermuda – February 5, 2008 – Primus Guaranty, Ltd. (“Primus Guaranty” or “the company”) (NYSE: PRS), a leading provider of credit protection, announced today a GAAP net loss of $403.9 million, or $8.97 per diluted share for the fourth quarter of 2007, compared with GAAP net income of $25.4 million, or $0.57 per diluted share for the fourth quarter of 2006. The fourth quarter 2007 included non-recurring restructuring cost of $3.0 million, or $0.07 per diluted share, in connection with the discontinuation of Harrier Credit Strategies Master Fund LP (“Harrier”). For the year ended December 31, 2007, the GAAP net loss was $563.5 million, or $12.58 per diluted share, compared with GAAP net income of $94.9 million, or $2.13 per diluted share, for the year ended December 31, 2006.

The GAAP net loss in the fourth quarter 2007 was primarily a reflection of changes in the unrealized market value of the company’s credit protection portfolio resulting from widening credit spreads. The company’s credit protection business employs a buy and hold approach. Quarterly fluctuations in the market value of the portfolio of credit swaps do not impact how the company manages this business nor do they have any direct impact on Primus Financial Products’ (“Primus Financial”) AAA/Aaa ratings. In addition, quarterly fluctuations in the value of a credit default swap contract will net out to zero if the contract is held to maturity and no credit event occurs.

Economic Results

In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the early termination of credit swaps. Therefore, the company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial’s portfolio of credit swaps sold, any realized gains from terminations of credit swaps sold prior to maturity, although it amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps purchased as investments. During the fourth quarter 2007, the company included a provision of $40.9 million to account for the credit events that occurred subsequent to the year end with respect to the portfolio of credit swaps on asset backed securities. The company believes that by excluding quarterly fluctuations in the fair market value of the long-term portfolio of swaps sold, which variations have little or no effect on the company’s operations, Economic Results provide a useful, and more meaningful, alternative view of long-term trends in profitability. Applying these adjustments to GAAP revenues will derive “Economic Results revenues”.

During the fourth quarter of 2007, Economic Results were negative $28.0 million, or negative $0.62 per diluted share, compared with $14.5 million, or $0.33 per diluted share,

in the fourth quarter of 2006. The fourth quarter 2007 included a provision of $40.9 million related to credit events in the portfolio of credit swaps sold on asset backed securities and a $3.0 million non-recurring restructuring cost associated with the closure of Harrier.

On January 30, 2008, Standard and Poor’s Rating Services (“S&P”) announced a change in their ratings methodology and assumptions relating to CDOs and other structured products, including certain asset backed securities. As a result of these changes, the S&P ratings on six residential mortgage backed securities referenced by credit default swaps written by Primus Financial were downgraded to CCC or below. The notional principal on these credit swaps was $45.0 million. Under the terms of the ISDA master agreements governing credit swaps on asset backed securities, a downgrade of the underlying securities to CCC or below is considered a credit event. Accordingly, the counterparties to the credit swap have the right to present the underlying residential mortgage backed security to Primus Financial in exchange for the cash notional value of the credit swap.

The $40.9 million provision reflects the net difference between the $45.0 million notional principal on the credit swap contracts affected by these actions and the estimated current market value of the securities. To date, no counterparty has presented to us any of the referenced securities under the six credit swaps. In accordance with the ISDA agreement, until the referenced asset backed securities are presented to the company, the respective credit swaps remain outstanding and premiums are required to be paid by the counterparties. The remaining balance of our credit swap portfolio on residential mortgage backed securities has a notional value of $35.0 million.

Harrier incurred a net trading loss of $1.1 million in the fourth quarter 2007.

For the year ended December 31, 2007, Economic Results were $12.7 million, or $0.28 per diluted share, compared with Economic Results of $51.3 million, or $1.15 per diluted share, for the year ended December 31, 2006.

Commenting on the company’s performance, Primus Guaranty, Ltd. Chief Executive Officer Thomas Jasper noted, “2007 was a mix of opportunities and challenges for the company. Certainly, the highlight of the year was the record growth we achieved in our credit protection business at very attractive returns. Our biggest challenge was the virtual shut down in the structured credit markets, which dramatically slowed the growth of our asset management business and caused us to discontinue our credit strategy fund, Harrier.”

“Clearly, Standard & Poor’s decision last week to change their expected loss rates on 2006 vintage residential mortgage backed securities causing credit events in our CDS of ABS portfolio was very disappointing news. I can assure you that our capital position remains strong and I do not believe this event will have any impact on our AAA/Aaa ratings.”

“I am extremely pleased with the record growth we achieved in our credit protection business during the fourth quarter and that we also showed strong growth in January 2008. As I look forward, our top priorities are continuing to grow our credit protection business and growing assets under management in our asset management business.”

Fourth Quarter Revenues

Economic Results revenues for the fourth quarter 2007 were $33.6 million, an increase of 15.5% from $29.1 million in the year earlier quarter. The fourth quarter 2007 Economic Results revenues excludes the $40.9 million provision against credit events in the portfolio of credit swaps referenced against certain residential mortgage backed securities.

Primus Financial’s premium income increased 29.5% to $23.7 million in the fourth quarter of 2007, compared with $18.3 million in the same period of 2006. The increase reflects the continued growth of Primus Financial’s credit swap portfolio to $23.0 billion at year end 2007.

Net realized losses from the Primus Financial portfolio of credit swaps sold were $1.5 million in the fourth quarter of 2007, compared with $951 thousand for the same period of the prior year. The realized losses incurred during the three months ended December 31, 2007 and 2006 were primarily the result of our decision to reduce our exposure to a limited number of reference entities against which we had sold credit protection. The fourth quarter 2007 loss excludes the $40.9 million provision against credit events in the portfolio of credit swaps referenced against certain residential mortgage backed securities.

During the quarter, the company decided to discontinue Harrier and unwound a significant portion of the portfolio. The company incurred a net trading loss of $1.1 million in the fourth quarter of 2007, compared to a $1.4 million net trading gain in the fourth quarter of 2006, representing a negative variance of $2.5 million. Asset management fees on our corporate investment grade synthetic CDOs and corporate loan related CLOs in the fourth quarter 2007 were $1.1 million, up from $554 thousand in the year earlier quarter. The increase was primarily due to fees related to our two CLOs, Primus CLO I, Ltd. and Primus CLO II, Ltd., which closed in December 2006 and July 2007, respectively.

Consolidated interest income for the fourth quarter of 2007 was $10.7 million, an increase of $2.9 million from the fourth quarter of 2006. The increase was primarily driven by higher investment yields and an increase in average invested balances. The average investment yield in the fourth quarter of 2007 increased to 4.99% from 4.69% in the same quarter of 2006. Average investment balances were $855.5 million for the fourth quarter of 2007, compared with $667.0 million in the same quarter of 2006. The increase in invested balances was principally due to the proceeds of the $125.0 million senior notes offering by Primus Guaranty, Ltd. in December 2006.

GAAP revenues for the fourth quarter 2007 were negative $383.2 million, a decrease of $423.2 million from the year earlier quarter. The decline in GAAP revenues was substantially a result of increased unrealized mark-to-market losses on the portfolio of credit swaps, which was due to a widening in credit spreads. During the fourth quarter 2007, credit spreads widened significantly as the global credit markets experienced difficult market conditions, which led to greater volatility and a re-pricing of credit risk. The unrealized mark-to-market loss in Primus Financial was $416.2 million in the fourth quarter of 2007, compared with a gain of $11.3 million in the year earlier quarter.

Fourth quarter Operating, Financing and Restructuring Expenses

Our operating expenses were $10.0 million, excluding financing and restructuring expenses, in the fourth quarter of 2007, compared with $10.2 million in the fourth quarter of 2006. The decrease was primarily due to reduced compensation expense and professional and legal fees, offset by an increase in technology and data costs.

Financing costs, which include distributions on preferred shares and interest expense, were $7.7 million in the fourth quarter of 2007, compared with $4.4 million in the year earlier quarter. The increase was primarily attributable to higher rates on our debt and preferred securities, in particular our auction rate debt and preferred, together with higher debt balances associated with the $125.0 million senior notes offering by Primus Guaranty in December 2006. During the fourth quarter of 2007, our auction rate debt and preferred securities continued to reset at the maximum rates, resulting in higher interest expense. All of the company’s outstanding debt and preferred securities is long-term, with the first maturity date due in 2021.

During the fourth quarter of 2007, the company decided to discontinue Harrier, a fund formed by the company in April 2007, due in part to Harrier’s trading losses and difficulty in raising third-party capital, given the current market environment. In the fourth quarter, restructuring costs of $3.0 million were charged in connection with Harrier’s discontinuation. Of the total restructuring costs, approximately $0.8 million relates to net employee termination benefits and approximately $2.2 million was in connection with the write-off of certain software and technology assets.

Year Ended December 31, 2007 and 2006 Revenues

Economic Results revenues for the year ended December 31, 2007 were $124.6 million, an increase of 19.5% from $104.3 million in the year earlier period. The full year 2007 Economic Results revenues excludes the $40.9 million provision we made against credit events in the portfolio of credit swaps referenced against certain residential mortgage backed securities.

Premiums for the year ended December 31, 2007 increased to $84.6 million, compared with $69.4 million in the same period of 2006, representing a 21.9% increase.

Net realized losses on the Primus Financial portfolio of credit swaps sold were $3.9 million for the year ended December 31, 2007, compared with $3.5 million for the same period of the prior year. The realized losses incurred were primarily the result of our decision to reduce our exposure to a limited number of reference entities against which we had sold credit protection. The full year 2007 net realized losses of $3.9 million excludes the $40.9 million provision we made against credit events in the portfolio of credit swaps referenced against certain residential mortgage backed securities.

Net trading losses from Harrier were $7.4 million for year ended 2007, compared with a net realized gain of $1.2 million from the prior year.

Asset management fees for the year ended December 31, 2007 were $3.5 million, an increase of $2.2 million from the same period in 2006. The increase was primarily due to fees related to our two CLOs, Primus CLO I, Ltd. and Primus CLO II, Ltd., which closed in December 2006 and July 2007, respectively.

Consolidated interest income for the year ended December 31, 2007 was $41.8 million, an increase of $13.4 million from the year earlier period. The increase was primarily driven by higher investment yields and an increase in average invested balances. The average investment yield for the year ended 2007 increased to 5.05 % from 4.39% in the same period of 2006. Average balances were $828.0 million for the year ended 2007, compared with $647.0 million in the same period of 2006.

GAAP revenues for the year ended December 31, 2007 were negative $492.5 million, a decrease of $640.4 million from the year earlier period. The decline in GAAP revenues was primarily a reflection of changes in the unrealized market value of the portfolio of credit swaps. As previously discussed, credit spreads widened significantly in the second half of 2007, as the global credit markets experienced difficult market conditions leading to greater volatility and considerable re-pricing of credit risk.

Year ended December 31, 2007 and 2006 Operating and Financing Expenses

Operating expenses, excluding financing and restructuring costs, were $39.6 million for the year ended December 31, 2007, compared with $36.4 million in the same period of 2006. The increase in operating expenses was mainly attributable to the expansion of our business activities.

Financing costs, comprised of distributions on preferred shares and interest expense, were $28.3 million in the year ended December 31, 2007, compared with $16.5 million in the year earlier period. The increase was primarily attributable to higher short-term market interest rates on our long-term debt, together with higher debt balances associated with the $125.0 million senior notes offering by Primus Guaranty in December 2006.

Credit Swap Portfolio - Primus Financial

At December 31, 2007, Primus Financial’s combined portfolio of credit swaps totaled $23.0 billion compared with $15.8 billion at December 31, 2006. The combined portfolio had a weighted average original premium of 43.5 basis points, a weighted average rating of A+/A3, and an average remaining tenor of 3.7 years as of December 31, 2007.

Single Name Credit Swaps

At December 31, 2007, Primus Financial’s portfolio of single name credit swaps sold totaled $18.2 billion. The weighted average original premium on the $18.2 billion portfolio of single name credit swaps sold as of December 31, 2007 was 43.2 basis points. The portfolio had an average credit rating of A/Baa1, and represented 591 reference entities. In the fourth quarter 2007, new transaction volume for single name credit swaps sold was $2.2 billion, with a weighted average premium of 52.2 basis points, an average original tenor of 5.1 years, and an average credit rating of A/A3. All of the new transaction volume for single name credit swaps sold was credit swaps against investment grade reference entities.

Tranches

At December 31, 2007, Primus Financial’s tranches sold totaled $4.7 billion, with a weighted average premium of 43.1 basis points and an average rating of AA+/Aa1. The fourth quarter 2007 new transaction volume for tranches sold was $1.0 billion, with a premium of 21.4 basis points and an original tenor of 5.0 years.

Credit Swaps on Asset Backed Securities

At December 31, 2007, Primus Financial’s portfolio of credit swaps sold on asset backed securities totaled $80.0 million, with a weighted average premium of 140.8 basis points. We did not have new transaction volume for credit swaps on asset backed securities in the fourth quarter 2007.

Balance Sheet

At December 31, 2007, total assets, on a GAAP basis, were $887.7 million, a decrease of $14.8 million from December 31, 2006.

At December 31, 2007, net shareholders’ equity was negative $93.5 million, compared with $462.1 million at December 31, 2006. GAAP book value per basic share was negative $2.08 as of December 31, 2007, relative to $10.65 at December 31, 2006. Economic book value per basic share was $9.10 at December 31, 2007, relative to $8.92 at December 31, 2006.

Total cash, cash equivalents and available-for-sale investments at December 31, 2007 were $860.3 million, of which $749.5 million was held at Primus Financial. This capital supports Primus Financial’s portfolio and it’s AAA/Aaa ratings. The $749.5 million of capital at Primus Financial includes $52.0 million that was transferred from Harrier and contributed into Primus Financial during the fourth quarter.

Net unrealized losses on Primus credit and other swaps purchased and sold was $544.1 million at December 31, 2007, relative to a $70.4 million gain at December 31, 2006. The change in net unrealized losses was due to increases in market credit swap premium levels, which resulted in a net decrease in the value of the consolidated portfolio.

Earnings Conference Call

Primus Guaranty will host a conference call Tuesday, February 5, 2008 at 11 a.m. Eastern Standard Time to discuss its fourth quarter 2007 earnings, which are scheduled for release between 7 a.m. and 9 a.m. Eastern Standard Time Tuesday, February 5, 2008. A copy of the earnings press release and financial supplement will be available in the Investor Relations section of the company’s website, located at www.primusguaranty.com.

The conference call will be available via live or archived webcast at http://ir.primusguaranty.com/ by dialing 866-761-0748 (domestic) and 617-614-2706 (international), Passcode 78802841.

A replay of the call will be available from Tuesday, February 5, 2008 at 1 p.m. Eastern Standard Time until Tuesday, February 26, 2008 at 5 p.m. Eastern Standard Time. To listen to the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), Passcode 67181023.

Supplemental financial information, including additional portfolio and historical data, will be available on Primus Guaranty, Ltd.’s website under “Investor Relations-Webcasts” or by clicking on www.primusguaranty.com

About Primus Guaranty

Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC, and Primus Asset Management, Inc., headquartered in New York City. Primus Financial Products offers protection against the risk of default on corporate, sovereign and asset backed security obligations through the sale of credit swaps to dealers and banks. As a swap counterparty, Primus Financial Products is rated Aaa by Moody’s Investor Service, Inc. and AAA by Standard & Poor’s Rating Services. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two collateralized loan obligations and three synthetic collateralized debt obligations for third parties.

Safe Harbor Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our Annual Report on Form 10-K, as filed with the SEC.

Primus Guaranty, Ltd.

Consolidated Statements of Financial Condition

(In thousands except per share amounts)

	December 31, 2007	December 31, 2006
	(unaudited)
Assets
Cash and cash equivalents	$242,665	$204,428
Available-for-sale investments	617,631	584,911
Trading account assets	—	14,537
Accrued interest receivable	7,684	6,374
Accrued premiums and receivables on credit and other swaps	4,187	4,022
Unrealized gain on credit and other swaps, at fair value	606	73,330
Fixed assets and software costs, net	5,036	5,510
Debt issuance costs, net	6,965	7,399
Other assets	2,968	1,957
Total assets	$887,742	$902,468

Liabilities and shareholders’ equity
Accounts payable and accrued expenses	$2,182	$2,854
Accrued compensation	5,957	8,800
Interest payable	831	625
Unrealized loss on credit and other swaps, at fair value	544,731	2,931
Accrued premiums and payables on credit and other swaps	1,770	44
Trading account liabilities	—	1,002
Long-term debt	324,096	325,000
Restructuring liabilities	1,709	—
Other liabilities	1,407	600
Total liabilities	882,683	341,856

Preferred securities of subsidiary	98,521	98,521

Shareholders’ equity (deficit)
Common shares, $0.08 par value, 62,500,000 shares authorized, 45,035,593 and 43,380,893 shares issued and outstanding at December 31, 2007 and 2006, respectively	3,603	3,470
Additional paid-in-capital	280,224	269,420
Warrants	—	612
Accumulated other comprehensive loss	(4,712)	(2,375)
Retained earnings (deficit)	(372,577)	190,964
Total shareholders’ equity (deficit)	(93,462)	462,091
Total liabilities, preferred securities of subsidiary and shareholders’ equity	$887,742	$902,468

Primus Guaranty, Ltd.

Consolidated Statements of Operations

(In thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues
Net credit swap revenue (loss)	$(394,070)	$30,218	$(535,064)	$116,083
Premiums earned on financial guarantees	—	100	—	400
Asset management and advisory fees	1,098	554	3,481	1,263
Interest income	10,673	7,844	41,847	28,374
Other trading revenue (loss)	(769)	1,257	(2,689)	1,770
Foreign currency revaluation gain (loss)	(95)	30	(107)	(26)
Total net revenues (losses)	(383,163)	40,003	(492,532)	147,864
Expenses
Compensation and employee benefits	5,584	5,995	22,450	21,512
Professional and legal fees	1,154	1,502	4,948	5,147
Depreciation and amortization	414	671	1,748	2,517
Technology and data	1,379	881	4,620	2,427
Interest expense	5,693	2,916	20,729	10,849
Restructuring costs	3,022	—	3,022	—
Other	1,458	1,164	5,872	4,796
Total expenses	18,704	13,129	63,389	47,248
Distributions on preferred securities of subsidiary	2,005	1,477	7,568	5,683
Income (loss) before provision for income taxes	(403,872)	25,397	(563,489)	94,933
Provision for income taxes	—	1	52	42
Net income (loss) available to common shares	$(403,872)	$25,396	$(563,541)	$94,891

Income (loss) per common share:
Basic	$(8.97)	$0.59	$(12.58)	$2.19
Diluted	$(8.97)	$0.57	$(12.58)	$2.13
Average common shares outstanding:
Basic	45,030	43,369	44,808	43,306
Diluted	45,030	44,475	44,808	44,472

Primus Guaranty, Ltd.

Regulation G Disclosure

Economic Results

December 31, 2007

In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the early termination of credit swaps. Therefore, the company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial’s portfolio of credit swaps sold, any realized gains from terminations of credit swaps sold prior to maturity, although it amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps purchased as investments. During the fourth quarter 2007, the company included a provision of $40.9 million to account for the credit events that occurred subsequent to the year end with respect to the portfolio of credit swaps on asset backed securities. The company believes that by excluding quarterly fluctuations in the fair market value of the long-term portfolio of swaps sold, which variations have little or no effect on the company’s operations, Economic Results provide a useful, and more meaningful, alternative view of long-term trends in profitability. Applying these adjustments to GAAP revenues will derive “Economic Results revenues”.

Economic Earnings per Diluted Share

(in 000’s except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
GAAP net income (loss)	$(403,872)	$25,396	$(563,541)	$94,891
Adjustments:
Less: Change in unrealized fair value of credit swaps sold (gain)/losses	416,218	(11,335)	614,551	(48,701)
Less: Realized gains from early termination of credit swaps sold	(266)	(1,377)	(3,463)	(2,002)
Add: Amortization of realized gains from the early	812	1,824	6,044	7,098
termination of credit swaps sold
Less: Provision for credit events	(40,880)	—	(40,880)	—
Net Economic Results	$(27,988)	$14,508	$12,711	$51,286
Economic earnings (loss) per diluted share	($0.62)	$0.33	$0.28	$1.15
Economic weighted average common shares outstanding-diluted	45,030	44,475	45,194	44,472

Economic Book Value per Share

	December 31, 2007	December 31, 2006
GAAP Shareholders’ Equity	$(93,462)	$462,091
Adjustments:
Add: Accumulated other comprehensive loss	4,712	2,375
Less: Unrealized fair value of credit swaps sold (gain)/loss	544,029	(70,522)
Less: Realized gains from early termination of credit swaps sold	(33,546)	(30,083)
Add: Amortized realized gains from the early termination of credit swaps sold	29,046	23,002
Less: Provision for credit events	(40,880)	—
Economic Shareholders’ Equity	$409,899	$386,863